Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.01 par value, of The China Fund, Inc., a Maryland corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: June 26, 2018

City of London Investment Group PLC

By:	/s/ Barry M. Olliff
	Name:	Barry M. Olliff
	Title:	Director

City of London Investment Management Company Limited

By:	/s/ Barry M. Olliff
	Name:	Barry M. Olliff
	Title:	Director